UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Zoro Mining Corp. (Exact name of registrant as specified in its charter)

Nevada	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1000, 789 West Pender Street, Vancouver, British Columbia, Canada	V6C 1H2
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange of which each class is to be registered
Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X ]

Securities Act registration statement file number to which this form relates: 333-127388

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001 per share
(Title of class)

INFORMATION REQUESTED IN REGISTRATION STATEMENT

Item 1.          Description of Registrant's Securities to be Registered.

Common Stock

With a record date of February 9, 2007 (the "Record Date") and a distribution date of February 12, 2007, our board of directors unanimously resolved, in accordance with Section 78.207 of the Nevada Revised Statutes: Chapter 78, as amended, to complete an increase in the number of shares of our authorized share capital and correspondingly increase the number of our issued and outstanding common shares, in each case on a thirty-six (36) new shares for one (1) old share basis (the "Increase in Authorized Share Capital/Forward Stock Split").

The Increase in Authorized Share Capital/Forward Stock Split was implemented taking into account our authorized share capital and number of issued and outstanding shares of common stock as of the Record Date. As such, our authorized share capital was increased from 100,000,000 common shares to 3,600,000,000 common shares, and our issued and outstanding common stock was increased from 6,012,500 common shares to 216,450,000 common shares. The par value of our common shares, which is $0.00001 per common share, has not changed.

As such, our authorized capital stock consists of 3,600,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date hereof, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation.

Neither of the foregoing events seems likely will occur. We do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Item 2.          Exhibits.

Exhibit Number	Description of Exhibit
3.1	Original Articles of Incorporation (1)
3.2	Certificate of Change to Articles of Incorporation (2), (3)
3.3	Articles of Merger (2), (4)
3.2	Bylaws(1)

  Filed as an exhibit to the registrant's registration statement on Form SB-2 filed with the commission on August 10, 2005 (File No. 333-127388).

  Filed herewith.

  The Certificate of Change to our Articles of Incorporation, pursuant to which our Articles of Incorporation were amended to increase our authorized share capital as of February 9, 2007, were filed with the Nevada Secretary of State on February 2, 2007.

  The Articles of Merger, pursuant to which our Articles of Incorporation were amended to change our name to "Zoro Mining Corp." as of March 19, 2007, were filed with the Nevada Secretary of State on March 13, 2007.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ZORO MINING CORP.
Date:	April 4, 2007
By:	/s/ Paul D. Brock ____________________________________ Name: Paul D. Brock Title: President, Treasurer, Principal Executive Officer, Principal Financial Officer and a director

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